Exhibit 99.2

Consent of Raymond James & Associates, Inc.

Raymond James & Associates, Inc. (“Raymond James”) consents to (i) the inclusion and description of our opinion letter dated May 19, 2026 to the Board of Directors of PSB Holdings, Inc. (the “Company”) included as Exhibit 99.2 to the Proxy Statement / Prospectus of the Company which forms a part of the Amendment No. 1 to the Registration Statement on Form S-4 of Bank First Corporation dated July 30, 2026 (the “Amendment No. 1 to the Registration Statement”) and (ii) the references to our firm and our opinion included in such Amendment No. 1 to the Registration Statement.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Amendment No. 1 to the Registration Statement within the meaning of the terms “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchanges Commission thereunder.

RAYMOND JAMES & ASSOCIATES, INC.

/s/ RAYMOND JAMES & ASSOCIATES, INC.

Dated: July 30, 2026